Exhibit 10-L

Description of Compensation Arrangements for Mark Fields
On June 30, 2014, the Compensation Committee of the Board of Directors of the Company approved the following compensation arrangements for Mark Fields effective July 1, 2014, the effective date of Mr. Fields’ election as President and CEO of the Company: (i) annual cash base salary as President and CEO of $1.75 million; (ii) grant of 710,227 stock options, which have an exercise price of $17.21; and (iii) increase in Annual Incentive Compensation Plan target to 200% of Mr. Fields’ annual base salary for the 2014 performance period. In addition, Mr. Fields will be required to use private aircraft when traveling for safety and to maximize his availability for Company business.